EXHIBIT 99.1

Cannabis Grower Sunset Island Group Receives Cultivation License

SAN CLEMENTE, Calif., January 19, 2018 -- SUNSET ISLAND GROUP, INC. (OTCQB: SIGO) announced today that the company has received its cultivation license.

CEO Valerie Baugher stated, "It has been interesting watching the process evolve as it pertains to legally growing cannabis in the state of California now that recreational marijuana is legal as of January 1, 2018. We’ve known for some time now that licensing and permitting would be a process that every grower would have to re-visit this month and I’m happy to report to our shareholders that it’s not as complicated as we had initially thought.”

Ms. Baugher went on to state, “Basically it comes down to three documents that each grower has to have on file. One is the cultivation license, two is the manufacturing license and three is the distribution permit. We are happy to report that as of today, we have received our cultivation license for adult and medicinal products and feel confident that the other two will be processed and in our hands within the next couple of weeks.”

Ms. Baugher finished up with, “The approval of recreational marijuana should prove to be a huge benefit to us from a revenue standpoint. We’re working on updated projections for 2018 and beyond. Currently, our entire team is in the process of cultivating two more 2,000 square foot bays over the next few days and with recent adjustments and modifications that we’ve made, we’ve been able to move from 480 plants per bay to approximately 1,000. Further retrofits should eventually allow us to grow 1,600 plants per bay with each harvest. We look forward to sharing more information with our shareholders in the coming weeks and will update you all once we have received the approved manufacturing license and the distribution permits.”

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